[Date]
[Name of Board Chairman]
Chairman

[Name of Director]
[Address]

Dear [Director’s First Name],

I am pleased to confirm your appointment as a member of the Board of Directors of Georgia Holdings, Inc. (the “Company”).

As we have discussed, as consideration for your membership on the Company’s Board of Directors [and role as [insert any Committee roles]], you will receive total annual compensation of *$ beginning as of [Date] [, which includes *$ in annual compensation as a result of your role as Chairman of the Board’s [ ] Committee]. The above amount will be paid to you in four (4) equal quarterly installments on or about March 31, June 30, September 30 and December 31 of each year for as long as you continue to serve on the Company’s Board of Directors [and as Chairman of the Board’s [ ] Committee]. In addition, in connection with your services to the Company’s Board of Directors you will be entitled to reimbursement of your travel and other incidental expenses relating to your attendance and participation in Board [and
[ ] Committee] meetings, as reflected in receipts submitted by you.

Further, you are being provided an opportunity to share in the Company’s financial success and, pursuant and subject to the enclosed Option Agreement, you will receive a stock option award to acquire up to [ ] shares of common stock of the Company at an exercise price of $[ ] per share, which is the fair market value of the common stock as of today’s date.

[Director’s First Name], I am delighted that you have joined our Board and I know that you will be a strong contributor to the Company’s success. There will be many challenges ahead of us, and I am confident that we have the talent and resources to help the Company attain its growth objectives.

If the terms of your Board membership as outlined above are acceptable, please indicate by signing and dating below. You should return the signed letter to me, along with signed copies of the enclosed Option Agreement, by [Date].

Sincerely,

[Name of Board Chairman]

Signed and agreed to on this
_____day of ____________, [Year]

__________________________________________
[Name of Director]

*Board and Committee Retainer Fees:
$60,000 per year for Board members
$15,000 per year for serving as Chairman of the Audit Committee